Exhibit 10.16

COTHERIX, INC.

5000 Shoreline Court, Suite 101

South San Francisco, CA 94080

June 29, 2004

W. Scott Harkonen, M.D.

Dear Scott:

This letter (the “Agreement”) confirms the agreement between you and CoTherix Inc. (formerly, Exhale Therapeutics, Inc., and collectively, the “Company”), together collectively, the “Parties,” regarding the termination of your employment with the Company.

1. Resignation Date. In consideration for the compensation and benefits being provided to you below, you hereby resign as an officer and employee of the Company and as a member of the Company’s Board of Directors and as its Chairman, effective as of June 25, 2004 (the “Resignation Date”).

2. Effective Date and Rescission. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you signed it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary, Vacation Pay and Expense Reimbursements. Whether or not you sign this Agreement, the Company will pay you the gross amount of $11,554.49 (less all applicable withholding taxes and other deductions). This amount represents all of your statutory “wages” earned through the Resignation Date, including without limitation all of your accrued but unused vacation time. You agree that within thirty days following the Resignation Date you will submit an itemized account and appropriate supporting documentation of any expenses that you incurred on behalf of the Company prior to the Resignation Date, and the Company will reimburse you for such expenses within fifteen days following your submission of appropriate expense documentation in accordance with the Company’s reimbursement practices (however, you acknowledge and agree that the Company has no obligation to reimburse you for any expenses you incurred in your travel to New York during the week of June 21, 2004). The Company will do the same for expenses you have already submitted to the extent such expenses were approved by the Company. You acknowledge that, prior to the execution of this

W. Scott Harkonen, M.D.

June 29, 2004

Agreement, you were not entitled to receive any additional money not provided in this Agreement from the Company and that the only other payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Separation Payments. The Company will continue paying you your current base salary (less all applicable withholding taxes) for twelve months, in accordance with the Company’s standard payroll procedures, starting on the Company’s first payroll date following the Effective Date. The aggregate gross amount of these separation payments is equal to $350,000. If you breach any provision of this Agreement, you understand that no additional separation payments will be made and that you must immediately return to the Company all separation payments that you already received.

5. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Resignation Date. In order to continue your coverage, you must file the required election form. If you sign and do not revoke this Agreement and elect to continue group health insurance coverage under COBRA, then the Company will pay your monthly premium under COBRA for yourself and, if applicable, all your qualifying dependents (collectively, the “COBRA Premium Amount”) until the earlier of (a) the close of the twelve-month period following the month in which the Resignation Date occurs and (b) the expiration of your (or your dependents’) eligibility for continuation coverage under COBRA (the “COBRA Period”). If you and/or your qualifying dependents choose health insurance coverage other than through COBRA, during the COBRA Period, the Company will reimburse you in an amount (the “Other Coverage Amount”) up to but not exceeding the COBRA Premium Amount, which amount shall be subject to applicable mandatory withholding only. You acknowledge that you and your qualifying dependents otherwise would not have been entitled to any continuation of Company-paid health insurance. You agree that you will promptly notify the Company in the event that (a) you have obtained other employment or are eligible for alternative health care coverage or (b) you no longer need the Company’s assistance with respect to payment of your COBRA Premium Amount or the Other Coverage Amount, as applicable.

6. Additional Option Vesting and Other Securities. On June 1, 2001, the Company granted you an option to purchase 17,169 shares of its Common Stock (the “First Option”) and on November 4, 2003, the Company granted you an option to purchase 890,879 shares of its Common Stock (the “Second Option”), each pursuant to the Company’s Amended and Restated 2000 Stock Plan (the “Plan”) and the applicable stock option agreements (collectively, the Plan and such agreements are known as “Option Documentation”). All shares of capital stock and options to purchase capital stock described in this Agreement reflect all stock splits that have become effective on or before the date of this Agreement. You exercised the Second Option and purchased 183,636 shares. Immediately prior to the Resignation Date, you will be vested in 12,876 of the shares subject to the First Option and no shares subject to the Second Option.

If you sign and do not revoke this Agreement, you will become vested in a total of 445,440 shares subject to the Second Option, effective as of the Resignation Date. The

W. Scott Harkonen, M.D.

June 29, 2004

Company will consider the 183,636 shares that you previously purchased by exercising the Second Option as a part of 445,440 vested shares, and the Company will deliver to you a certificate representing such vested, exercised shares as soon as reasonably practicable following the Effective Date (but in no event more than fifteen (15) days after the Effective Date). You have three months following the Resignation Date to exercise the First Option with respect to the 12,876 vested shares and the Second Option with respect to the remaining 261,804 vested shares. In all other respects, the Option Documentation will remain in full force and effect, and you agree to remain bound by the Option Documentation.

As of the date of this Agreement, you hold 2,244 shares of the Company’s Series B Preferred Stock (which shares are convertible into 2,384 shares of Common Stock). The Series B Preferred Stock Purchase Agreement, dated as of April 5, 2001, as amended; the Second Amended and Restated Investor Rights Agreement, dated as of October 8, 2003, as amended; the Second Amended and Restated Co-Sale Agreement, dated as of October 8, 2003, as amended; and the Second Amended and Restated Stockholders Agreement, dated as of October 8, 2003, as amended (collectively, the “Financing Documents”) will remain in full force and effect, and you agree to remain bound by the Financing Documents. Regardless of whether or not you sign this Agreement, the Company will deliver to you within fifteen (15) days of the date hereof a certificate representing your shares of Series B Preferred Stock.

7. Release of Claims. In consideration for receiving the payments, benefits and equity vesting acceleration as described in this Agreement, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement.

8. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Nevertheless, none of the waivers and releases anywhere in this Agreement shall waive, release, apply to and/or limit in any way any of your claims that arise after the execution of this Agreement with respect

W. Scott Harkonen, M.D.

June 29, 2004

to rights, compensation, benefits and protections in the agreements with the Company described in Section 11 or otherwise under applicable law.

9. Promise Not To Sue. You agree that (absent breach of this Agreement by the Company) you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that is the subject of this Agreement, except as provided for in the last sentence of Section 7 above.

10. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

11. Other Agreements. At all times in the future, the Parties will remain bound by and subject to the rights and obligations of: the Proprietary Information and Inventions Agreement dated as of October 2003 (“Proprietary Information Agreement”); the Indemnification Agreement dated as of October 8, 2003 (the “Indemnification Agreement”); sections 6, 12 and 19 of the Executive Employment Agreement between you and the Company, dated as of October 2003 (the “Employment Agreement”); the Option Documentation; any other stock option agreements or stock purchase agreements that you executed with the Company; and the Financing Documents. You agree that by the Parties’ signing of this Agreement you are not entitled to any of the benefits described in Section 10 of the Employment Agreement. Except as expressly provided (or incorporated by reference) in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized member of the Company’s Board of Directors.

12. Company Property. You represent that within ten days following the Resignation Date you will return to the Company all property you have reasonably located that belongs to the Company (and to return any other such property later found (if any) promptly upon discovery), including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company, except that you may retain a copy of this Agreement, the Employment Agreement, the Proprietary Information Agreement, the Indemnification Agreement and the Option Documentation and any other stock option agreements or stock purchase agreements that you executed with the Company.

13. Confidentiality of Agreement Terms. Except as permitted herein, the Parties hereto agree to maintain in confidence the terms of this Agreement. The Parties may disclose words to the effect that “I can’t discuss that because of an agreement” or “all concerns between the Parties have been worked out to everyone’s satisfaction.” The Parties may also disclose, on a reasonable “need to know” basis the terms of this Agreement: a) to immediate family; b) to legal, accounting and/or other professional advisors, or Company personnel (the latter only as necessary to implement the Agreement); c) to enforce (or defend against asserted

W. Scott Harkonen, M.D.

June 29, 2004

claims of) breaches of this Agreement; or d) as required by law or pursuant to Court order but your disclosure in (a) or (b) above is permissible only if such individuals agree that they will not disclose to others the existence or terms of this Agreement, except in the case of (b) above if such disclosure is required by law.

14. No Disparagement; Future Communications. You agree that you will never make any negative or disparaging statements (orally or in writing or in any medium, including the internet) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law; provided, however, that, as appropriate, in the ordinary course of business, you may make legally permissible statements about the Company’s products and services, based on information that is in the public domain, so long as you do not violate the Proprietary Information Agreement. The Company agrees that members of its Board of Directors and officers during their employment and/or terms of office with the Company will not make any negative or disparaging statements (orally or in writing) about you, your business practices and reputation, except as required by law. You agree that if you are contacted by any person or entity, including (without limitation) through the media, internet or otherwise, to discuss the Company or your role with the Company, you will not respond to such contact (unless required by law) other than to state your dates of employment with the Company, your titles, roles and responsibilities with the Company, your/the Company’s accomplishments during that time and your enjoyment/pride in your work there, that you resigned to pursue other interests and your confidential obligations herein. You agree to promptly notify a member of the Company’s Board of Directors of any such contact from any person or entity representing the media. If the Company receives any inquiry about you, the Company will respond with no more than the following information: your dates of employment, your compensation levels, your Company positions, and as otherwise required by law or as permitted in writing by you. Notwithstanding the foregoing, the Company may prepare and distribute a press release regarding your resignation as a Company officer and member of the Company’s Board of Directors and hold Company meetings to notify the Company’s employees of your resignation. The Company will give you a reasonable period of time to review and comment on such press release.

15. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

16. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

17. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

W. Scott Harkonen, M.D.

June 29, 2004

Please indicate your agreement with the above terms by signing below.

Very truly yours,

COTHERIX, INC.

By:	Donald J. Santel
Title:	President, Chief Operating Officer and Member of Board of Directors

I agree to the terms of this Agreement, including the release therein, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future. I understand that I have up to 21 days after I received this Agreement to review it and that I am advised to consult with an attorney (at my own expense) before signing this Agreement. Furthermore, I understand that I have up to seven days after I signed this Agreement to revoke it.

Signature of W. Scott Harkonen, M.D.
Dated: